TRANSFER AGENCY AND SERVICE AGREEMENT
BETWEEN
EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY,
AS LISTED ON SCHEDULE A
AND
BOSTON FINANCIAL DATA SERVICES, INC.

Schedule A	Funds and Portfolios
Schedule 1.2(f)	AML and CIP Delegation
Schedule 2.1	Third Party Administrator(s) Procedures
Schedule 3.1	Fees and Expenses
Schedule 4.1	Scorecard

TRANSFER AGENCY AND SERVICE AGREEMENT
THIS AGREEMENT made as of the 18th day of September 2008, by and between EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, as listed on Schedule A, having their principal office and place of business at 4301 Wilson Boulevard, Arlington, Virginia 22203 (collectively, the “Funds” and individually, the “Fund”) and BOSTON FINANCIAL DATA SERVICES, INC., a Massachusetts corporation having its principal office and place of business at 2 Heritage Drive, North Quincy, Massachusetts 02171 (the “Transfer Agent”).
WHEREAS, certain Funds may be authorized to issue shares in a separate series, such series shall be named under the respective Fund in the attached Schedule A, which may be amended by the parties from time to time, (each such series, together with all other series subsequently established by a Fund and made subject to this Agreement in accordance with Section 17, being herein referred to as a “Portfolio”, and collectively as the “Portfolios”);
WHEREAS, each Fund is either a statutory or business trust or a corporation organized under the laws of a state (as set forth on the Schedule A) and registered with the Securities and Exchange Commission as an investment company pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”);
WHEREAS, it is contemplated that additional Funds and Portfolios may become parties to this Agreement by written consent of the parties hereto and in accordance with Section 17; and
WHEREAS, each Fund, on behalf of itself and, where applicable, its Portfolios, desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:
1.	Terms of Appointment and Duties
1.1	Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, each Fund, on behalf of itself and, where applicable, its Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for each Fund’s authorized and issued shares or beneficial interest, as the case may be, (“Shares”), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each Fund and of any Portfolios of a Fund (“Shareholders”), including without limitation any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Transfer Agent and each of the Funds and their respective Portfolios, (the “Procedures”) with such changes or deviations there from as have been (or may from time to time be) agreed upon in writing by the parties, the Transfer Agent agrees that it will perform the following services:
(a) Establish each Shareholder’s account in the Fund on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Shareholder in accordance with the Procedures;
(b) Receive for acceptance and process orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the organizational documents of the Fund (the “Custodian”);
(c) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;
(d) Receive for acceptance and process redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;
(e) In respect to items (a) through (d) above, the Transfer Agent may execute transactions directly with broker-dealers authorized by the Fund;
(f) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;
(g) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;
(h) Prepare and transmit payments for dividends and distributions declared by the Fund or any Portfolio thereof, as the case may be;
(i) If applicable, issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of indemnification satisfactory to the Transfer Agent and protecting the Transfer Agent and the Fund, and the Transfer Agent at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity. In addition, comply with requirements of Rule 17f-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) governing missing, lost, counterfeit and stolen securities;
(j) Issue replacement checks and place stop orders on original checks based on Shareholder’s representation that a check was not received or was lost. Such stop orders and replacements will be deemed to have been made at the request of the Fund, and, as between the Fund and the Transfer Agent, the Fund shall be responsible for all losses or claims resulting from such replacement;
(k) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing;
(l) Record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) under the Exchange Act a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding but shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund;
(m) Accept any information, records, documents, data, certificates, transaction requests by machine readable input, facsimile, CRT data entry and electronic instructions, including e-mail communications, which have been prepared, maintained or provided by the Fund or any other person or firm on behalf of the Fund or from broker-dealers of record or third-party administrators (“TPAs”) on behalf of individual Shareholders. With respect to transaction requests received in the foregoing manner, the Transfer Agent shall not be responsible for determining that the original source documentation is in good order, which includes compliance with Rule 22c-1 under the 1940 Act, and it will be the responsibility of the Fund to require its broker-dealers or TPAs to retain such documentation. E-mail exchanges on routine matters may be made directly with the Fund’s contact at the Transfer Agent. The Transfer Agent will not act on any e-mail communications coming to it directly from Shareholders requesting transactions, including, but not limited to, monetary transactions, change of ownership, or beneficiary changes;
(n) Maintain and manage, as agent for the Fund, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Share purchases and redemptions and the payment of Fund dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent. In connection with the recordkeeping and other services provided to the Fund hereunder, the Transfer Agent may receive compensation for the management of such accounts and such compensation may be calculated based upon the average balances of such accounts;
(o) Receive correspondence pertaining to any former, existing or new Shareholder account, process such correspondence for proper recordkeeping and respond to Shareholder correspondence; and
(p) Process any request from a Shareholder to change account registration,

beneficiary, beneficiary information, transfer and rollovers in accordance with the Procedures.
1.2	Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraphs, the Transfer Agent shall perform the following services:
(a) Other Customary Services. Perform certain customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, arranging for mailing of Shareholder reports and prospectuses (including summary prospectuses) to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information;
(b) Control Book (also known as “Super Sheet”). Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each business day to the Fund no later than 9:00 AM Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day;
(c) “Blue Sky” Reporting. The Fund or its administrator shall identify to the Transfer Agent in writing the states and countries where the Shares of the Fund are registered or exempt, and the number of Shares registered for sale with respect to each state or country, as applicable. The Transfer Agent shall establish the foregoing parameters on the system for the designated Blue Sky vendor. The Fund or its administrator shall verify that such parameters have been correctly established for each state or country on the system prior to activation and thereafter shall be responsible for monitoring the daily activity for each state or country. The responsibility of the Transfer Agent for the Fund’s blue sky registration status is solely limited to the initial establishment of the parameters provided by the Fund or the administrator for the vendor’s system and the daily transmission of a file to such vendor in order that the vendor may provide reports to the Fund or the administrator for monitoring;
(d) National Securities Clearing Corporation (the “NSCC”). (i) Accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Fund), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of authorized broker-dealers on the Fund dealer file maintained by the Transfer Agent; (ii) issue instructions to the Fund’s banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Fund’s records on DST Systems, Inc.’s computer system TA2000 (“TA2000 System”) in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on TA2000 System through Networking;
(e) New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Fund and the Transfer Agent. The Transfer Agent may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund’s behalf;
(f) Anti-Money Laundering (“AML”) Delegation. If the Fund elects to delegate to the Transfer Agent certain AML duties under this Agreement, the parties will agree to such duties and terms as stated in the attached schedule (“Schedule 1.2(f) entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section 1.2(f), the Fund agrees to pay the Transfer Agent for the reasonable administrative expense that may be associated with such additional duties;
(g) Call Center Services. Upon request of the Fund, answer telephone inquiries from 8:30 a.m. to 5:00 p.m., eastern time, each day on which the New York Stock Exchange is open for trading. The Transfer Agent shall answer and respond to inquiries from existing Shareholders, prospective Shareholders of the Fund and broker-dealers on behalf of such Shareholders in accordance with the telephone scripts provided by the Fund to the Transfer Agent, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section, the Fund agrees to pay the Transfer Agent the fee set forth on Schedule 3.1 attached hereto and the reimbursable expenses that may be associated with these additional duties;
(h) Short Term Trader. Upon request of the Fund, the Transfer Agent will provide the Fund with periodic reports on trading activity in the Fund based on parameters provided to the Transfer Agent by the Fund, as amended from time to time. The services to be performed by the Transfer Agent for the Fund hereunder will be ministerial only and the Transfer Agent shall have no responsibility for monitoring or reviewing market-timing activities. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section, the Fund agrees to pay the Transfer Agent the fee set forth on Schedule 3.1 attached hereto and the reasonable reimbursable expenses that may be associated with these additional duties;
(i) Omnibus Transparency Services. In support of the Fund’s obligations under Rule 22c-2(a)(2), (3), the Transfer Agent shall allow access to DST Systems, Inc.’s omnibus transparency system. Pursuant to this Section 1.2(i), the Fund agrees to pay the Transfer Agent for the fees and expenses associated with such access as set forth on Schedule 3.1; and
(j) Escheatment, Orders, Etc. If requested by the Fund (and as mutually agreed upon by the parties as to any reasonable reimbursable expenses), provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing.
1.3	Fiduciary Accounts. With respect to certain retirement plans or accounts (such as individual retirement accounts (“IRAs”), SIMPLE IRAs, SEP IRAs, Roth IRAs, Coverdell Education Savings Accounts, and 403(b) arrangements (such accounts, “Fiduciary Accounts”), the Transfer Agent, at the request of the Fund, shall arrange for the provision of appropriate prototype plans as well as provide or arrange for the provision of various services to such plans and/or accounts, which services may include custodial services to be provided by State Street Bank and Trust Company (“State Street”), account set-up maintenance, and disbursements as well as such other services as the parties hereto shall mutually agree upon.

1.4	Site Visits and Inspections; Regulatory Examinations. During the term of this Agreement, authorized representatives of the Fund may conduct periodic site visits of the Transfer Agent’s facilities and inspect the Transfer Agent’s records and procedures solely as they pertain to the Transfer Agent’s services for the Fund under or pursuant to this Agreement. Such inspections shall be conducted at the Fund’s expense (which shall include costs related to providing materials, copying, faxing, retrieving stored materials, and similar expenses) and shall occur during the Transfer Agent’s regular business hours and, except as otherwise agreed to by the parties, no more frequently than twice a year. In connection with such site visit and/or inspection, the Fund shall not attempt to access, nor will it review, the records of any other clients of the Transfer Agent and the Fund shall conduct the visit/inspection in a manner that will not interfere with the Transfer Agent’s normal and customary conduct of its business activities, including the provision of services to the Fund and to other clients. The Transfer Agent shall have the right to immediately require the removal of any Fund representatives from its premises in the event that their actions, in the reasonable opinion of the Transfer Agent, jeopardize the information security of its systems and/or other client data or otherwise are disruptive to the business of the Transfer Agent. The

Transfer Agent may require any persons seeking access to its facilities to provide reasonable evidence of their authority. The Transfer Agent may also reasonably require any of the Fund’s representatives to execute a confidentiality agreement before granting such individuals access to its facilities. The Transfer Agent will also provide reasonable access to the Fund’s governmental regulators, at the Fund’s expense, solely to (i) the Fund’s records held by the Transfer Agent and (ii) the procedures of the Transfer Agent directly related to its provision of services to the Fund under the Agreement.
1.5	Service Level Standards. Transfer Agent shall maintain a quality control process designed to provide a consistent level of quality and timeliness for its transaction processing. Transfer Agent’s performance of the Services under this Agreement will be measured in the Scorecard, which shall be made a part of this Agreement as Schedule 4.1. Following the establishment and implementation of the Scorecard, Transfer Agent shall provide to the Fund, a monthly report with respect to Transfer Agent’s processing against the Scorecard. The parties agree to work together to resolve any performance issues in good faith. The parties annually shall review and discuss the Scorecard and shall make such changes therein as to which they mutually agree.
2.	Third Party Administrators for Defined Contribution Plans
1	The Fund may decide to make available to certain of its customers, a qualified plan program (the “Program”) pursuant to which the customers (“Employers”) may adopt certain plans of deferred compensation (“Plan or Plans”) for the benefit of the individual Plan participant (the “Plan Participant”), such Plan(s) being qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”) and administered by TPAs which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended.

2	In accordance with the procedures established in Schedule 2.1 entitled “Third Party Administrator Procedures,” as may be amended by the Transfer Agent and the Fund from time to time (“Schedule 2.1”), the Transfer Agent shall:
a Treat Shareholder accounts established by the Plans in the name of the Trustees, Plans or TPAs, as the case may be, as omnibus accounts;
b Maintain omnibus accounts on its records in the name of the TPA or its designee as the Trustee for the benefit of the Plan; and
c Perform all services under Section 1 as transfer agent of the Funds and not as a record-keeper for the Plans.
3	Transactions identified under Sections 1 and 2 of this Agreement shall be deemed exception services (“Exception Services”) when such transactions:

(a) Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform transfer agency and recordkeeping services;
(b) Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the TA2000 System; or
(c) Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is normally required.
3.	Fees and Expenses
3.1	Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent the fees and expenses as set forth in the attached fee schedule (“Schedule 3.1”). Such fees and reimbursable expenses and advances identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent. The parties agree that the fees set forth on Schedule 3.1 shall apply with respect to the Funds set forth on Schedule A hereto as of the date hereof and to any newly created funds added to this Agreement under Section 17 that have requirements consistent with services then being provided by the Transfer Agent under this Agreement. The fees set forth on Schedule 3.1, however, shall not automatically apply to any funds resulting from acquisition or merger subsequent to the execution of this Agreement. In the event that a fund is to become a party to this Agreement as the result of an acquisition or merger then the parties shall confer diligently and in good faith, and agree upon fees applicable to such fund.

2	Reimbursable Expenses. In addition to the fees paid under Section 3.1 above, the Fund agrees to reimburse the Transfer Agent for reimbursable expenses, including but not limited to: AML/CIP annual fee, suspicious activity reporting for networked accounts, audio response, check writing, CIP-related database searches, commission fee application, data communications equipment, computer hardware, DST disaster recovery charge, escheatment, express mail and delivery services, federal wire charges, forms and production, freight charges, household tape processing, lost shareholder searches, lost shareholder tracking, magnetic tapes, reels or cartridges, magnetic tape handling charges, manual check pulls, microfiche/COOL, microfilm, network products, new fund implementation, NSCC processing and communications, postage (to be paid in advance if so requested, offsite records storage, outside mailing services, P.O. box rental, print/mail services, programming hours, regulatory compliance fee per CUSIP, reporting (on request and scheduled), returned checks, Short Term Trader, special mailing, statements, supplies, tax reporting (federal and state), telecommunications equipment, telephone (telephone and fax lines), training, transcripts, TIN certification (W-8 & W-9), vax payroll processing, year-end processing and other expenses incurred at the specific direction of the Fund or with advance written notice to the Fund.

3	Increases. The fees and charges set forth on Schedule 3.1 shall increase or may be increased (i) in accordance with Section 3.6 below; (ii) upon at least ninety (90) days prior written notice, if changes in laws applicable to its transfer agency business or laws applicable to the Fund, which the Transfer Agent has agreed to abide by and implement increases the Transfer Agent’s ongoing system utilization costs to provide the affected function by five percent (5%) or more provided however, the Transfer Agent provides reasonable documentation to the Fund of the increased cost; or (iii) in connection with new or additional functions or features or new services or modes of operation of the TA2000 system. If the Transfer Agent notifies the Fund of an increase in fees or charges pursuant to subparagraph (ii) of this Section 3.3, the parties shall confer, diligently and in good faith and agree upon a new fee or charges to cover the amount necessary, but not more than such amount, to reimburse the Transfer Agent for the increased costs of operation or new fund features. If the Transfer Agent notified the Fund of an increase in fees under subparagraph (iii) of this Section 3.3, the parties shall confer, diligently and in good faith and agree upon a new fee to cover such new fund feature.

4	Postage. Postage for mailing of dividends, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials provided the Transfer Agent has made a written request for such advancement.

5	Invoices. The Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective invoice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute. The Fund shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each invoice if the Fund is disputing any amounts in good faith. If the Fund does not provide such notice of dispute within the required time, the invoice will be deemed accepted by the Fund. The Fund shall settle such disputed amounts within ten (10) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

6	Late Payments. If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Transfer Agent shall be entitled to charge the Fund interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Transfer Agent)

On the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.
4.	Representations and Warranties of the Transfer Agent
The Transfer Agent represents and warrants to the Fund that:
4.1	It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

4.2	It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and it will remain so registered for the duration of this Agreement. It will promptly notify the Fund in the event of any material change in its status as a registered transfer agent.

4.3	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

4.4	It is empowered under applicable laws and by its Articles of Organization and By-Laws to enter into and perform the services contemplated in this Agreement.

4.5	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.6	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.
5.	Representations and Warranties of the Fund
The Fund represents and warrants to the Transfer Agent that:
5.1	It is a trust or corporation duly organized and existing and in good standing under the laws of the state of its organization as set forth on Schedule A.

5.2	It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

5.3	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

5.4	The Fund is an open-end and diversified management investment company registered under the 1940 Act.

5.5	A registration statement under the Securities Act of 1933, as amended, for each Fund is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares being offered for sale by the Fund.
6.	Wire Transfer Operating Guidelines/Articles 4A of the Uniform Commercial Code
6.1	Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the “Security Procedure”) chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Fund instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

6.2	Security Procedure. The Fund acknowledges that the Security Procedure it has designated on the Selection Form was selected by the Fund from security procedures offered by the Transfer Agent. The Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. The Fund must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Fund’s authorized personnel. The Transfer Agent shall verify the authenticity of all Fund instructions according to the Security Procedure.

6.3	Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.4	Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

6.5	Cancellation Amendment. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.
6.6	Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.7	Interest. The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

6.8	ACH Credit Entries/Provisional Payments. When the Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, State Street will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

6.9	Confirmation. The Transfer Agent shall use its best efforts to deliver confirmation of the Transfer Agent’s execution of payment orders within twenty four (24) hours and such confirmation will be delivered through the Transfer Agent’s proprietary information systems, or by facsimile. Fund must report any objections to the execution of an order within thirty (30) days.
7.	Data Access and Proprietary Information
7.1	The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund ‘s ability to access certain Fund -related data maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Information (as defined in Section 10.2 below) or the confidential information of the Fund. The Fund agrees to treat all Proprietary

Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents to:
(a) Use such programs and databases (i) solely on the Fund’s computers, (ii) solely from equipment at the location agreed to between the Fund and the Transfer Agent and (iii) solely in accordance with the Transfer Agent’s applicable user documentation;
(b) Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Fund’s computer(s)), the Proprietary Information;
(c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;
(d) Refrain from causing or allowing information transmitted from the Transfer Agent’s computer to the Fund’s computer to be retransmitted to any other computer or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);
(e) Allow the Fund to have access only to those authorized transactions as agreed to between the Fund and the Transfer Agent; and
(f) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.
2	Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

7.3	The Fund acknowledges that its obligation to protect the Transfer Agent’s Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and

Obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

7.4	If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. EXCEPT THOSE EXPRESSLY STATED HEREIN THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.5	If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

7.6	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7. The obligations of this Section shall survive any earlier termination of this Agreement.
8.	Indemnification
8.1	The Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent, and with respect to Section 1.3 and Section 8.1(f) herein, also State Street, harmless, from and against, any and all losses, damages, costs, charges, counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, expenses and liability arising out of or attributable to:
(a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;
(b) The Fund ‘s lack of good faith, negligence or willful misconduct;
(c) The reliance upon, and any subsequent use of or action taken or omitted under this Agreement, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions, or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Fund or any of its officers; (iii) any instructions or opinions of legal counsel of the Fund with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent by counsel to the Fund after consultation with such legal counsel and upon which instructions or opinion the Transfer Agent is expressly permitted to rely or opinions of legal counsel that are obtained by the Transfer Agent; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;
d The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;
e The acceptance of facsimile transaction requests on behalf of individual Shareholders received from broker-dealers, TPAs or the Fund, within agreed upon procedures, and the reliance by the Transfer Agent on the broker-dealer, TPA or the Fund ensuring that the original source documentation is in good order and properly retained;
f The negotiation and processing of any checks, wires and ACH transmissions including without limitation for deposit into, or credit to, the Fund’s demand deposit accounts maintained by the Transfer Agent; or
g Upon the Fund’s request entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems.
8.2	To the extent that the Transfer Agent is not entitled to indemnification pursuant to Section 8.1 above and only to the extent of such right, the Fund shall not be responsible for, and the Transfer Agent shall indemnify and hold the Fund harmless from and against any losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising directly out of or attributable to any action or failure of the Transfer Agent to act as a result of the Transfer’s Agent’s lack of good faith, negligence or willful misconduct in the performance of its services hereunder. For those activities or actions delineated in the Procedures, the Transfer Agent shall be presumed to have used reasonable care, acted without negligence, and acted in good faith if it has acted in accordance with the Procedures.

8.3	In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent.

8.4	As-of Adjustments.
(a) Notwithstanding anything herein to the contrary, with respect to “as of” adjustments, the Transfer Agent will not assume one hundred percent (100%) responsibility for losses resulting from “as ofs” due to clerical errors or misinterpretations of shareholder instructions, but the Transfer Agent will discuss with the Fund the Transfer Agent’s accepting liability for an “as of” on a case-by-case basis and, subject to the limitation set forth in Section 9, will accept financial responsibility for a particular situation resulting in a financial loss to the Fund where such loss is “material”, as hereinafter defined, and, under the particular facts at issue, the Transfer Agent’s conduct was culpable and the Transfer Agent’s conduct is the sole cause of the loss. A loss is “material” for purposes of this Section 8.4 when it results in a pricing error on a particular transaction which equals or exceeds one full cent ($0.01) per share times the number of shares outstanding or such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time.
(b) If the net effect of the “as of” transactions that are determined to be caused solely by the Transfer Agent is negative and exceeds the above limit, then the Transfer Agent shall promptly contact the Fund accountants. The Transfer Agent will work with the Fund accountants to determine what, if any, impact the threshold break has on the Fund’s Net Asset Value and what, if any, further action is required. These further actions may include but are not limited to, the Fund re-pricing the affected day(s), the Transfer Agent re-processing, at its expense, all affected transactions in the Fund that took place during the period or a payment to the Fund. The Fund agrees to work in good faith with the Transfer Agent and wherever possible, absent a regulatory prohibition or other mutually agreed upon reason, the Fund agrees to re-price the affected day(s) and to allow the Transfer Agent to re-process the affected transactions. When such re-pricing and re-processing is not possible, and when the Transfer Agent must contribute to the settlement of a loss, the Transfer Agent’s responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all Shares owned by the affected Portfolio (i.e., on the basis of the value of the

Shares of the total Portfolio, including all classes of that Portfolio, not just those of the affected class) and the Transfer Agent will make such account adjustments and take such other action as is necessary to compensate Shareholders for Shareholder losses and reimburse the Fund for the amount of Fund losses in accordance with the foregoing standards. If the Transfer Agent contributes to the settlement of a loss, the amount paid by the Transfer Agent shall be deducted from the amount of any accumulated losses calculated in the fiscal year monitoring process described below.
(c) The Transfer Agent will monitor all Portfolios across Share classes to determine the accumulated gain or loss effect of “as-of trades” caused solely by the Transfer Agent. At the fiscal year end of each Portfolio, if the Portfolio has an accumulated loss across Share classes that is attributed to the Transfer Agent, then the Transfer Agent shall pay to the Fund the amount of such loss in excess of $.01 per share calculated on the basis of the total value of all Shares owned by the affected Portfolio (i.e., on the basis of the value of the Shares of the total Portfolio, including all classes of that portfolio, not just those of the affected class). If at the end of the fiscal year, a Portfolio has accumulated a gain across Share classes, that gain will remain with the Fund
9.	Standard of Care
The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and that Section 4-209 of the Uniform Commercial Code is superseded by Section 9 of this Agreement. This standard of care also shall apply to Exception Services, as defined in Section 2.3 herein, but shall take into consideration and make allowances for the manual processing and non-standard work involved in Exception Services. Notwithstanding the foregoing, the Transfer Agent’s aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by the Transfer Agent under this Agreement for all of the Funds subject this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the aggregate of the amounts actually received hereunder by the Transfer Agent as fees and charges, but not including reimbursable expenses, for all of the Funds covered by this Agreement during the six (6) calendar months immediately preceding the first event for which recovery from the Transfer Agent is being sought. The foregoing limitation on liability shall not apply to any loss or damage resulting from any fraud committed by the Transfer Agent’s employees or any intentional malevolent acts by the Transfer Agent’s employees. For purposes of this Section 9, “intentional malevolent acts”

shall mean those acts undertaken purposefully under the circumstances in which the person knows or has reason to believe that such acts violate this Agreement and are likely to cause damage or harm.
10.	Confidentiality
10.1	The Transfer Agent and the Fund agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers’ lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Transfer Agent or of the Fund, used or gained by the Transfer Agent or the Fund during performance under this Agreement. The Fund and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Fund and their successors and assigns. In the event of breach of the foregoing by either party, the remedies provided by Section 7.3 shall be available to the party whose confidential information is disclosed. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or Fund agent for purposes of providing services under this Agreement.

10.2	As between the Fund and Transfer Agent, Customer Information (as defined below) is and will remain the sole and exclusive property of the Fund. “Customer Information” means all the customer identifying data however collected or received, including without limitation, through “cookies” or non-electronic means pertaining to or identifiable to the Fund’s customer(s) or prospective customer(s) and plan administrators (collectively, “Fund Customers”), including without limitation, (i) name, address, email address, passwords, account numbers, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data or any other identification data; (ii) any information that reflects the use of or interactions with a Fund service, including the Fund’s web site; or (iii) any data otherwise submitted in the process of registering for a Fund service. For the avoidance of doubt, Customer Information shall include all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) (“GLB Act”). This Agreement shall not be construed as granting any ownership rights in Transfer Agent to Customer Information.

10.3	The Transfer Agent represents, covenants, and warrants that Transfer Agent will use Customer Information only in compliance with (i) the provisions of this Agreement, (ii) its own Privacy and Information Sharing Policy, as amended and updated from time to time and (iii) privacy laws applicable to its business, including the GLB Act as such is applicable to its transfer agency business.

10.4	In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will use reasonable efforts to notify the Fund (except where prohibited by law) and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order
11.	Covenants of the Fund and the Transfer Agent
11.1	The Fund shall promptly furnish to the Transfer Agent the following:
(a) A certified copy of the resolution of the Board of Trustees or the Board of Directors, as the case may be, of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and
(b) A copy of the organizational documents of the Fund and all amendments thereto.
11.2	The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

11.3	Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form, manner and for such periods, as it may deem advisable and as may be required by the laws and regulations applicable to its business as a Transfer Agent, including those set forth in Rule 17Ad-6 and Rule 17Ad-7 under the Exchange Act, as such regulations may be amended from time to time. The Transfer Agent shall also maintain customary records in connection with its agency for the Fund; particularly those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under the 1940 Act. Records maintained by the Transfer Agent on behalf of the Fund shall be made available for reasonable examinations by the SEC upon reasonable request and shall be maintained by the Transfer Agent for such period as required by applicable law or until such earlier time as the Transfer Agent has delivered such records into the Fund’s possession or destroyed them at the Fund’s request.

11.4	Compliance Program. The Transfer Agent maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act. Pursuant to its compliance program, the Transfer Agent will provide periodic measurement reports to the Fund. Upon request of the Fund, the Transfer Agent will provide to the Fund in connection with any periodic annual or semi-annual shareholder report filed by the Fund or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to the Transfer Agent’s performance of the services set forth in this Agreement and its internal controls related thereto. In addition, on a quarterly basis, the Transfer Agent will provide to the Fund a certification in connection with Rule 38a-1 under the 1940 Act. The Transfer Agent reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments. Transfer Agent shall reasonably cooperate with the Fund’s independent public accountants and the Fund’s chief compliance officer and shall use all reasonable efforts to make information and compliance personnel available to such accountants and to the Fund’s chief compliance officer, as such may be requested from time to time.
11.5	SAS70 Reports. The Transfer Agent will make available to the Fund, on a semi-annual basis, a report in accordance with Statements on Auditing Standards No. 70 (the “SAS70 Report”) as well as such other reports and information relating to the Transfer Agent’s policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the Fund may reasonably request.

11.6	Information Security. The Transfer Agent maintains and will continue to maintain at each service location physical and information security safeguards against the destruction, loss, theft or alteration of the Fund’s Confidential Information, including Customer Information, in the possession of the Transfer Agent that will be no less rigorous than those in place at the effective date of this Agreement, and from time to time enhanced in accordance with changes in regulatory requirements. The Transfer Agent will, at a minimum, update its policies to remain compliant with regulatory requirements. The Transfer Agent will meet with the Fund, at its request, on an annual basis to discuss information security safeguards. If the Transfer Agent or its agents discover or are notified that someone has violated security relating to the Fund’s Confidential Information, including Customer Information, the Transfer Agent will promptly (a) notify the Fund of such violation, and (b) if the applicable Confidential Information was in the possession or under the control of the Transfer Agent or its agents at the time of such violation, the Transfer Agent will promptly (i) investigate, contain and address the violation, and (ii) provide the Fund with assurance reasonably satisfactory to the Fund that such violation will not recur.

11.7	Business Continuity. The Transfer Agent will maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Fund. The Transfer Agent will test the adequacy of its business continuity plan at least annually and upon request, the Fund may participate in such test. Upon request by the Fund, the Transfer Agent will provide the Fund with a letter assessing the most recent business continuity test results. In the event of a business disruption that materially impacts the Transfer Agent’s provision of services under this Agreement, the Transfer Agent will promptly notify the Fund of the disruption and the steps being implemented under the business continuity plan.
12.	Termination of Agreement
12.1	Term. The initial term of this Agreement (the “Initial Term”) shall be two (2) years from the date first stated above unless terminated pursuant to the provisions of this Section 12. The term may be renewed by mutual agreement of the Transfer Agent and the individual Fund for successive periods of one year each (“Renewal Term”). Either the Transfer Agent or the Fund shall give written notice to the other party one hundred twenty (120) days before the expiration of the Initial Term or of a Renewal Term if such party desires not to renew the term for an additional one year period and in the absence of such notice the Agreement shall renew automatically for such one year term. In the event a Fund wishes to terminate this Agreement as to the Fund prior to the expiration of the Initial Term or a Renewal Term, the Fund shall give one hundred twenty (120) days prior written notice to the Transfer Agent and shall be subject to the terms of this Section, including the payments applicable under Section 12.3. One hundred twenty (120) days before the expiration of the Initial Term or a Renewal Term, the Transfer Agent and the Fund will agree upon a Fee Schedule for the upcoming Renewal Term. In the event the parties fail to agree upon a new Fee Schedule as of such date, the Fee Schedule set forth as Schedule 3.1 hereto shall remain in effect subject to increase under Section 3.6. Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of Deconversion (defined below).

12.2	Deconversion. In the event that this Agreement is terminated or not renewed for any reason by the Fund, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Fund, the Transfer Agent, at Fund’s request, shall offer reasonable assistance to the Fund in converting the Fund’s records from the Transfer Agent’s systems to whatever services or systems are designated by the Fund (the “Deconversion”). Such Deconversion is subject to the recompense of the Transfer Agent for such assistance at its standard rates and fees in effect at the time and to a reasonable time frame for performance as agreed to by the parties. In connection with the Deconversion, the Transfer Agent shall prepare a project plan based on the Funds’ specifications and an estimate of the cost of the Deconversion. The parties shall mutually agree in writing upon such project plan and estimate. As used herein “reasonable assistance” and “transitional assistance” shall not include requiring the Transfer Agent (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of the Transfer Agent, including the Proprietary Information as defined in Section 7.1, or (iii) to develop Deconversion software, to modify any of the Transfer Agent’s software, or to otherwise alter the format of the data as maintained on any provider’s systems.
12.3	Termination or Non Renewal.
(a) Outstanding Fees and Charges. In the event of termination or non-renewal of this Agreement by the Fund, the Fund will promptly pay the Transfer Agent all fees and charges for the services provided under this Agreement (i) which have been accrued and remain unpaid as of the date of such notice of termination or non-renewal and (ii) which thereafter accrue for the period through and including the date of Fund’s Deconversion.
(b) Deconversion Costs and Post-Deconversion Support Fees. In the event of termination or non-renewal of this Agreement by the Fund, the Fund shall pay the Transfer Agent for the Deconversion costs as noted in Section 12.2 and all reasonable fees and expenses for providing any support services that the Fund requests the Transfer Agent to provide post Deconversion, including but not limited to tax reporting and open issue resolution.
(c) Early Termination for Convenience. In addition to the foregoing, in the event that the Fund terminates this Agreement prior to the end of the Initial Term or any Renewal Term other than due to the Transfer Agent’s bankruptcy under Section 12.6 or for cause under Section 12.7, the Fund shall pay the Transfer Agent an amount equal to the average monthly fee paid by the Fund to the Transfer Agent under the Agreement multiplied by the number of months remaining in the Initial or Renewal Term and calculated as set forth on the then current Fee Schedule, on the date notice of termination was given to the Transfer Agent (the “Early Termination Fee”).
12.4	Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

12.5	Unpaid Invoices. The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Fund to the Transfer Agent being outstanding for more than ninety (90) days after receipt by the Fund, except with respect to any amount subject to a good faith dispute within the meaning of Section 3.5 of this Agreement.

12.6	Bankruptcy. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.
12.7	Cause. If either of the parties hereto becomes in default in the performance of its duties or obligations hereunder and such default has a material adverse effect on the other party, then the non-defaulting party may give notice to the defaulting party specifying the nature of the default in sufficient detail to permit the defaulting party to identify and cure such default. If the defaulting party fails to cure such default within thirty (30) days of receipt of such notice, or within such other period of time as the parties may agree is necessary for such cure, then the non-defaulting party may terminate this Agreement upon notice of not less than five (5) days to the defaulting party. For avoidance of doubt the Transfer Agent’s failure to meet the benchmarks within the Scorecard shall not be deemed a default under this Section 12.7.

12.8	The parties agree that the effective date of any Deconversion as a result of termination hereof shall not occur during the period from December 15th through March 1st of any year to avoid adversely impacting a year-end.

12.9	Within thirty (30) days after completion of a Deconversion, the Funds will give notice to the Transfer Agent containing reasonable instructions regarding the disposition of tapes, data files, records, original source documentation or other property belonging to the Fund and then in the Transfer Agent’s possession and shall make payment for the Transfer Agent’s reasonable costs to comply with such notice. If the Fund fails to give that notice within thirty (30) days after termination of this Agreement, then the Transfer Agent may dispose of such property as it sees fit. The reasonable costs of any such disposition or of the continued storage of such tapes, data files, records, original source documentation or other properties shall be billed to, and within thirty (30) days of receipt of such invoice paid by, the Fund. Failure to pay such sums when due shall incur a late charge in accordance with Section 3.7 of this Agreement. In no event shall the Transfer Agent be required to keep archived versions of Fund records beyond the requirements of law applicable to its transfer agency business and the terms of this Section 12.10. In the event the Fund terminates this Agreement and later re-engages the Transfer Agent for performance of transfer agency services, the Fund agrees to pay the reasonable administrative costs for recovery of any records that are still in the Transfer Agent’s possession.
13.	Assignment and Third Party Beneficiaries
13.1	Except as provided in Section 14.1 below neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

13.2	Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

13.3	This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Other than as provided in Section 14.1 and Schedule 1.2(f), neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.
14.	Subcontractors
14.1	The Transfer Agent may, without further consent on the part of the Funds, subcontract for the performance hereof with an affiliate of the Transfer Agent which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act or, with regard to print/mail services, to DST Output, Inc., an affiliate of the Transfer Agent; provided, however, that the Transfer Agent shall be fully responsible to the Funds for the acts and omissions of its affiliate as it is for its own acts and omissions. The foregoing shall not be deemed to apply to any direct contracts between the Fund and any affiliate of the Transfer Agent as to which the Transfer Agent is not a party. The Transfer Agent may provide the services hereunder from service locations within or outside of the United State of America. In connection with any proposed provision of services outside of the United States, the Transfer Agent will provide the Funds a reasonable opportunity to review such plan, evaluate any risk impact, raise any concerns and obtain written approval from the Funds, which such approval shall not be unreasonably withheld, conditioned or delayed. The parties will meet in good faith to discuss any questions or concerns raised by the Funds with respect to such proposal.

14.2	For purposes of this Agreement, unaffiliated third parties such as by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, shall not be deemed to be subcontractors of the Transfer Agent.
15.	Changes and Modifications
15.1	During the term of this Agreement the Transfer Agent will use on behalf of the Fund, without additional cost, all modifications, enhancements, or changes which its affiliate DST Systems, Inc. may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Fund, unless substantially all clients of the Transfer Agent are charged separately for such modifications, enhancements or changes, including, without limitation, substantial system revisions or modifications necessitated by changes in existing laws, rules or regulations. The Fund agrees to pay the Transfer Agent promptly for modifications and improvements which are charged for separately at the rate provided for in the Transfer Agent’s standard pricing schedule which shall be identical for substantially all clients, if a standard pricing schedule shall exist. If there is no standard pricing schedule, the parties shall mutually agree upon the rates to be charged.
15.2	The Transfer Agent shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Fund will be notified in a reasonable time in advance of the implementations of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using or employing the TA2000 System or the Transfer Agent’s facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days prior notice to allow the Fund to change its procedures and unless the Transfer Agent provides the Fund with revised operating procedures and controls.

15.3	All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST Systems, Inc., an affiliate of the Transfer Agent.
16.	Miscellaneous
16.1	Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees or the Board of Directors, as the case may be, of the Fund.

16.2	Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

16.3	Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Provided, however, any such excuse for delay shall last only as long as the event remains beyond the reasonable control of the delayed party. However, the delayed party shall use its best efforts to minimize the delays caused by any such event. The delayed party must notify the other party promptly upon the occurrence of any such event, or performance by the delayed party will not be considered excused pursuant to this Section, and inform the other party of its plans to resume performance

16.4	Consequential Damages. Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

16.5	Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

16.6	Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

16.7	Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

16.8	Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

16.9	Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

16.10	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

16.11.	Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

16.12	Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid,

addressed as follows or to such other address or addresses of which the respective party shall have notified the other.
(a)   If to the Transfer Agent, to:
Boston Financial Data Services, Inc.
2 Heritage Drive
North Quincy, Massachusetts 02171-2119
Attention: Legal Department
Facsimile: (617) 483-2490
(b)   If to the Funds, to:
Homestead Funds, Inc.
4301 Wilson Boulevard
Arlington, Virginia 22203
Attention: Cynthia Dove, Director of Investment Services
Facsimile: 703-907-5606
17.	Additional Portfolios/ Funds
17.1	Additional Portfolios. In the event that a Fund establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder by the parties amending the Schedule A to include the additional series.

17.2	Additional Funds. In the event that an entity affiliated with the Funds, in addition to those listed on the Schedule A, desires to have the Transfer Agent render services as transfer agent under the terms hereof and the Transfer Agent agrees to provide such services, upon completion of an amended Schedule A signed by all parties to the Agreement, such entity shall become a Fund hereunder and any series thereof shall become a Portfolio hereunder.

17.3	Conditions re: Additional Funds/Portfolios. In the event that the Transfer Agent is to become the transfer agent for new funds or portfolios, the Transfer Agent shall add them to the TA2000 System upon at least thirty (30) days’ prior written notice to the Transfer Agent provided that the requirements of such funds or portfolios are generally consistent with services then being provided by the Transfer Agent under this Agreement, in which case the fees and expenses for such additional funds or portfolios shall be as set forth on Schedule 3.1 for the remainder of the then-current term. To the extent such funds or portfolios use functions, features or services not set forth in Section 1.1, Section 1.2 or Schedule 3.1, the rates and charges applicable to such new functions, features or characteristics may be established or increased in accordance with Section 3.3.

18.	Limitations of Liability of the Trustees and Shareholders
In the case where the Fund is a trust, a copy of the trust instrument (if applicable) is on file with the Secretary of the State of the state of its organization, and notice is hereby given that this instrument is executed on behalf of the trustees of the trust as trustees and not individually and that the obligations of this instrument are not binding upon any of the trustees or Shareholders individually but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A

By: Name:	/s/ Peter R. Morris Peter R. Morris
Title:	President

As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

ATTEST:

/s/ Kelly Bowers Whetstone Kelly Bowers Whetstone
Secretary

BOSTON FINANCIAL DATA SERVICES, INC.

	By: Name:	/s/ Randall K. Linscott Randall K. Linscott
	Title:	Division Vice President
ATTEST:

SCHEDULE A
Fund*
Daily Income Fund
Short-Term Government Securities Fund
Short-Term Bond Fund
Stock Index Fund
Value Fund
Small-Company Stock Fund
International Value Fund
Nasdaq-100 Index Tracking Stock Fund

*	All Funds listed above are series of Homestead Funds, Inc., an open-end investment company, organized as a Maryland corporation and registered with the Securities and Exchange Commission.
EACH OF THE ENTITIES, INDIVIDUALLY BOSTON FINANCIAL DATA SERVICES, INC. AND NOT JOINTLY, AS LISTED ON SCHEDULE A

By:	/s/ Peter R. Morris	By:	/s/ Randall K. Linscott

Name:	Peter R. Morris	Name:	Randall K. Linscott
Title:	President	Title:	Division Vice President
As an Authorized Officer on behalf of each of
the Funds indicated on Schedule A

SCHEDULE 1.2(f)
AML DELEGATION
Dated: September 18, 2008
1.	Delegation.
1.1	Subject to the terms and conditions set forth in this Agreement, the Fund hereby delegates to the Transfer Agent those aspects of the Fund’s AML program (the “AML Program”) that are set forth in Section 4 below (the “Delegated Duties”). The Delegated Duties set forth in Section 4 may be amended, from time to time, by mutual agreement of the Fund and the Transfer Agent upon the execution by such parties of a revised Schedule 1.2(f) bearing a later date than the date hereof.

1.2	The Transfer Agent agrees to perform such Delegated Duties, with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.
2.	Consent to Examination. In connection with the performance by the Transfer Agent of the Delegated Duties, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records the Transfer Agent maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.	Limitation on Delegation. The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the Delegated Duties, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the Delegated Duties with respect to the ownership of, and transactions in, Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information.

4.	Delegated Duties
4.1	Consistent with the services provided by the Transfer Agent and with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information, the Transfer Agent shall:
(a) Submit all new account registrations and registration changes through the Office of Foreign Assets Control (“OFAC”) database and such other lists or databases as may be required from time to time by applicable regulatory authorities on a daily basis;
(b) Submit all account registrations through OFAC databases and such other lists or databases as may be required from time to time by applicable regulatory authorities;
(c) Submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database on a daily basis;
(d) Review redemption transactions that occur within thirty (30) days of an account establishment or registration change or banking information change;
(e) Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;
(f) Review accounts with small balances followed by large purchases;
(g) Review accounts with frequent activity within a specified date range followed by a large redemption;
(h) Review purchase and redemption activity per tax identification number (“TIN”) within the Fund to determine if activity for that TIN exceeded the $100,000 threshold on any given day;
(i) Monitor and track cash equivalents under $10,000 for a rolling twelve-month period; if the threshold is exceeded, file IRS Form 8300 and issue the Shareholder notices as required by the IRS;
(j) Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Fund with a copy of the SAR within a reasonable time after filing; and notify the Fund if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;
(k) Compare account information to any FinCEN request received by the Fund and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Fund with the necessary information for it to respond to such request within required time frame;

(l) (i) Verify the identity of any person seeking to open an account with the Fund, (ii) Maintain records of the information used to verify the person’s identity, as required, and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;
(m) Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175). The Transfer Agent will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. If an account is determined to have a medium or above risk-ranking, the Transfer Agent will monitor the account on a monthly basis for unusual activity. In the situation where due diligence cannot be completed with respect to an account, the Transfer Agent will contact the Fund’s AML Officer for further instruction.
(n) Upon the request by the Fund, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).
4.2	In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR, a Form 8300 or other similar report or notice to OFAC, then the Transfer Agent shall also immediately notify the Fund, unless prohibited by applicable law. In addition, Transfer Agent agrees to provide to the Fund:
(a) Prompt written notification of any transaction or combination of transactions that Transfer Agent believes, based on the Procedures, evidence money laundering activity in connection with the Fund or any shareholder of the Fund;
(b) Prompt written notification of any customer(s) that Transfer Agent reasonably believes, based upon the procedures of the Transfer Agent, to be engaged in money laundering activity, provided that the Fund agrees not to communicate this information to the customer;
(c) Prompt written notification of any action taken in response to anti-money laundering; and

EACH OF THE ENTITIES, INDIVIDUALLY BOSTON FINANCIAL DATA SERVICES, INC. AND NOT JOINTLY, AS LISTED ON SCHEDULE A

By:	/s/ Peter R. Morris	By:	/s/ Randall K. Linscott

Name:	Peter R. Morris	Name:	Randall K. Linscott
Title:	President	Title:	Division Vice President
As an Authorized Officer on behalf of each of
the Funds indicated on Schedule A

SCHEDULE 1.5
SCORECARD

CRITERIA	BENCHMARK	RESULTS	SUMMARY
Front End Incoming Mail, Cash Processing, and/or Image Distribution	All PO Box mail is to be scanned in by 9:00 a.m. except for on days after holidays and all accountable mail (overnights) are to be scanned in by 12:00 p.m. Any box pulls are to be delivered to KC operations area within 24 hours unless the item has to be recalled from our off-site storage facility.

	All money rescans are completed the same day if received before 3 p.m. and all non-money rescans are completed within 24 hours.	PO Box Mail Q1 Q2 Q3 Q4 Count: Days: Delays: Accountable Mail Q1 Q2 Q3 Q4 Count:
Days: Delays: Boxpulls Q1 Q2 Q3 Q4 Count:
Delays:

Rescans
Money
Q1
Q2
Q3
Q4
Count:
Delays:

Non-Money
Q1
Q2
Q3
Q4
Count:
Delays:

Overall Transaction Processing	Processing accuracy results will meet or exceed the annual NQR average benchmark for overall transaction processing. Results will be measured using the BFDS QAT group on a quarterly basis.	Processing Accuracy Annual Goal — 96.7%. Q1 Reviewed: Errors

CRITERIA	BENCHMARK	RESULTS	SUMMARY
Identified:
Quality:
Q2
Reviewed:
Errors
Identified:
Quality:
Q3
Reviewed:
Errors
Identified:
Quality:
Q4
Reviewed:
Errors
Identified:
Quality:

As-of Reports	Quarter over Quarter, the number and type of as-of transactions will be compared.	Issue Log Q1 Q2
Q3
Q4

As-of
Transactions
Q1
Count:
Errors:
Quality:
Q2 Count:
Errors:
Quality:
Q3 Count:
Errors:
Quality:
Q4
Count:
Errors:
Quality:

Dashboard Items	The CCO and Operations contacts will receive a complete explanation of exceptions prior to the release of the Dashboard.	Dashboard Exceptions Q1 Q2 Q3 Q4

Shareholder Complaints	Quarter-over-Quarter, the number and type of written complaints will be reviewed and compared.	Written complaints Q1 Q2 Q3 Q4

Ad Hoc Reporting	Any ad hoc report produced by BFDS will be accurate.	Reporting Accuracy

CRITERIA	BENCHMARK	RESULTS	SUMMARY
Q1
Q2
Q3
Q4
Count:
Errors:

Mailings Produced by DST Output/BFDS •1 CDLY •2 Quarterly Statements •3 Tax Forms •4 Regulatory Mailings	For Print Mailing, 98% of each type of media in the Print Mailing shall be delivered to the delivery carrier within the stated turnaround schedule or regulatory requirement. The information will be correct. Quarterly statements will be properly linked and messaging will be correct.	CDLY Delivered on time Q1 Q2 Q3 Q4 Information correct Q1 Q2 Q3 Q4 Count: Delays: Errors:

Quarter Statements
Delivered on time
Q1
Q2
Q3
Q4

Information correct
Q1
Q2
Q3
Q4 Count:
Delays:
Errors:

Tax Forms
Delivered on time
Q1
Q2
Q3
Q4

Information correct
Q1
Q2
Q3

CRITERIA	BENCHMARK	RESULTS	SUMMARY
Q4
Delays:
Errors:

Regulatory
Mailings
Delivered on time
Q1
Q2
Q3
Q4
Information correct
Q1
Q2
Q3
Q4
Count:
Delays:
Errors:

AWD, Desktop, Software Support, Network	Quarterly, the system up time will be 99.9% or better. All scheduled maintenance will be communicated to the client 3 business days prior to being done.	System
Q1
Q2
Q3
Q4
Hours:
Down hrs:

Scheduled
Maintenance
Q1
Q2
Q3
Q4

Incoming Calls	98.75% of calls during the quarter will be answered within 60 seconds.	Incoming Calls
Q1
Count:
> 60 secs:
Q2
Count:
> 60 secs:
Q3
Count:
> 60 secs:
Q4
Count:
> 60 secs:

CRITERIA	BENCHMARK	RESULTS	SUMMARY
Abandoned Calls	On a monthly basis, there will be an average abandon rate of 2% or less.	Abandoned Calls Q1 Count: Abandoned:
Jan
Feb
Mar
Q2
Count:
Abandoned:
Apr
May
June
Q3
Count:
Abandoned:
July
Aug
Sept
Q4
Count:
Abandoned:
Oct
Nov
Dec

SCHEDULE 2.1
THIRD PARTY ADMINISTRATOR(S) PROCEDURES
Dated: September 18, 2008
1.	On each day on which both the New York Stock Exchange and the Fund are open for business (a “Business Day”), the TPA(s) shall receive, on behalf of and as agent of the Fund, Instructions (as hereinafter defined) from the Plan. Instructions shall mean as to each Fund (i) orders by the Plan for the purchases of Shares, and (ii) requests by the Plan for the redemption of Shares; in each case based on the Plan’s receipt of purchase orders and redemption requests by participants in the Plan (“Participants”) in proper form by the time required by the term of the Plan, but not later than the time of day at which the net asset value of a Fund is calculated (“Cut-Off Time”), as described in that Fund’s prospectus. Each Business Day on which the TPA receives Instructions shall be a “Trade Date”. Instructions received by the TPA prior to the Cut-Off Time on the Trade Date will be treated as Instructions received on the Trade Date for purposes of determining the net asset value per share of the applicable portfolio of the Fund to which the Instruction relates; instructions received by the TPA after the Cut-Off-Time on the Trade Date will be treated as Instructions received on TD-+1 (as defined herein) for purposes of determining the net asset value per share of the applicable portfolio of the Fund to which the Instruction relates.

2.	The TPA(s) shall communicate the TPA(s)’s acceptance of such Instructions, to the applicable Plan.

3.	On the next succeeding Business Day following the Trade Date on which it accepted Instructions for the purchase and redemption of Shares, (TD+1), the TPA(s) shall notify the Transfer Agent of the net amount of such purchases or redemptions, as the case may be, for each of the Plans. In the case of net purchases by any Plan, the TPA(s) shall instruct the Trustees of such Plan to transmit the aggregate purchase price for Shares by wire transfer to the Transfer Agent on (TD+1). In the case of net redemptions by any Plan, the TPA(s) shall instruct the Fund’s custodian to transmit the aggregate redemption proceeds for Shares by wire transfer to the Trustees of such Plan on (TD+1). The times at which such notification and transmission shall occur on (TD+1) shall be as mutually agreed upon by each Fund, the TPA(s), and the Transfer Agent.

4.	The TPA(s) shall maintain separate records for each Plan, which record shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances. The TPA(s) shall maintain on behalf of each of the Plans a single master account with the Transfer Agent and such account shall be in the name of that Plan, the TPA(s), or the nominee of either thereof as the record owner of Shares owned by such Plan.

5.	The TPA(s) shall maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

6.	The TPA(s) shall prepare, and transmit to each of the Plans, periodic account statements showing the total number of Shares owned by that Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan on Shares during the statement period (whether paid in cash or reinvested in Shares).

7.	The TPA(s) shall, at the request and expense of each Fund, transmit to the Plans prospectuses, proxy materials, reports, and other information provided by each Fund for delivery to its Shareholders.

8.	The TPA(s) shall, at the request of each Fund, prepare and transmit to each Fund or any agent designated by it such periodic reports covering Shares of each Plan as each Fund shall reasonably conclude are necessary to enable the Fund to comply with state Blue Sky requirements.

9.	The TPA(s) shall transmit to the Plans confirmation of purchase orders and redemption requests placed by the Plans; and

10.	The TPA(s) shall, with respect to Shares, maintain account balance information for the Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.

11.	Plan sponsors may request, or the law may require, that prospectuses, proxy materials, periodic reports and other materials relating to each Fund be furnished to Participants in which event the Transfer Agent or each Fund shall mail or cause to be mailed such materials to Participants. With respect to any such mailing, the TPA(s) shall, at the request of the Transfer Agent or each Fund, provide at the TPA(s)’s expense a complete and accurate set of mailing labels with the name and address of each Participant having an interest through the Plans in Shares.
EACH OF THE ENTITIES, INDIVIDUALLY BOSTON FINANCIAL DATA SERVICES, INC. AND NOT JOINTLY, AS LISTED ON SCHEDULE A

By:	/s/ Peter R. Morris	By:	/s/ Randall K. Linscott

Name:	Peter R. Morris	Name:	Randall K. Linscott
Title:	President	Title:	Division Vice President
As an Authorized Officer on behalf of each of
the Funds indicated on Schedule A

SCHEDULE 3.1
FEES AND EXPENSES
Effective Date: September 18, 2008
General: Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.
Annual Account Service Fees

Daily/Monthly Dividend Funds (per open account within a fund)	$15.40/year
All Other Funds (per open account within a fund)	$13.20/year
Monthly Base Fee (per fund)	$19,800.00/year

Closed Account Fee (per closed account within a fund)	$2.64/year
Anti-Money Laundering (per non-networked level 3 accounts)	$0.15/year
Activity Based Fees

Activity Fees:
New Account Set Up	$4.40/each
Correspondence*	$3.30/each
Checkwriting Processed	$1.10/each
Checkwriting Set-Up	$5.50/each
Manual Financial Transactions	$1.65/each
Manual Non-Financial Transactions	$0.85/each
Telephone Calls (received/placed)	$3.30/each
Ad-Hoc Reporting (first 10 per month, free)	$50.00/report

*	Homestead to retain the Correspondence processing function internally, upon this transition, the Transfer Agent will provide a rebate of $10,000 per year. The rebate will be placed on the TA fund billing at the rate of 1/12 of the annual fee. The rebate will begin when the correspondence function is transitioned to the Homestead remote site as detailed in the attached correspondence matrix.

Fund Implementation Fee:	$1,650.00/cusip

Fiduciary Administration Fees:

Account Maintenance Fee	$13.00/year
(per ssn, per plan, paid by shareholder or Adviser’s discretion, regardless of number of Homestead Mutual Funds.)
Omnibus Transparency Fees
Annual Technology Fee
Accountlets*

0-500,000	$0.45/accountlet
500,001-2,000,000	$0.45/accountlet (waived)**
2,000,001 and greater	$0.10/accountlet

*	Note: An accountlet is the underlying sub-position on a Financial Intermediary’s system for an omnibus account.

**	Note: Transfer Agent must provide at least 60 days prior written notice to the Fund in the event Transfer Agent removes this fee waiver.
Reimbursable Expenses
Billed as Incurred
In accordance with Section 3.2 of the Agreement, reimbursable expenses, include but not limited to: AML/CIP annual fee, suspicious activity reporting for networked accounts, audio response, check writing, CIP-related database searches, commission fee application, data communications equipment, computer hardware, DST disaster recovery charge, escheatment, express mail and delivery services, federal wire charges, forms and production, freight charges, household tape processing, lost shareholder searches, lost shareholder tracking, magnetic tapes, reels or cartridges, magnetic tape handling charges, manual check pulls, microfiche/COOL, microfilm, network products, new fund implementation, NSCC processing and communications, postage (to be paid in advance if so requested, offsite records storage, outside mailing services, P.O. box rental, print/mail services, programming hours, regulatory compliance fee per CUSIP, reporting (on request and scheduled), returned checks, Short Term Trader, special mailing, statements, supplies, tax reporting (federal and state), telecommunications equipment, telephone (telephone and fax lines), training, transcripts, TIN certification (W-8 & W-9), vax payroll processing, year-end processing and other expenses incurred at the specific direction of the Fund or with advance written notice to the Fund
EACH OF THE ENTITIES, INDIVIDUALLY BOSTON FINANCIAL DATA SERVICES, INC. AND NOT JOINTLY, AS LISTED ON SCHEDULE A

By:	/s/ Peter R. Morris	By:	/s/ Randall K. Linscott

Name:	Peter R. Morris	Name:	Randall K. Linscott
Title:	President	Title:	Division Vice President
As an Authorized Officer on behalf of each of
the Funds indicated on Schedule A

AMENDMENT

To Transfer Agency and Service Agreement

Between

Homestead Funds, Inc.

And

Boston Financial Data Services, Inc.

This Amendment is made as of this 1st day of May 2011 between Homestead Funds, Inc. (the “Fund”) and Boston Financial Data Services, Inc. (the “Transfer Agent”). In accordance with Section 16.1 (Amendment) of the Transfer Agency and Service Agreement between the Fund and the Transfer Agent dated as of September 18, 2008 (the “Agreement”), the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1. Schedule 4.1 (Fees and Expenses). Schedule 3.1 to the Agreement dated September 18, 2008 is replaced and superseded with the attached Schedule 3.1 dated May 1, 2011 through September 17, 2014.

2. Section 12 (Termination of Agreement). Section 12 of the Agreement is hereby amended by replacing the first three sentences of Section 12.1 with the following:

“The initial term of this Agreement (the “Initial Term”) shall commence on May 1, 2011 and shall expire on September 17, 2014. The term will renew for successive periods of two years each (“Renewal Term”)” unless terminated pursuant to the provisions of this Section 12. Either the Transfer Agent or the Fund shall give written notice to the other party one hundred twenty (120) days before the expiration of the Initial Term or of a Renewal Term if such party desires not to renew the Agreement and in the absence of such notice the Agreement shall renew automatically for a Renewal Term.”

3. All defined terms and definitions in the Agreement shall be the same in this amendment (the “Amendment”) except as specifically revised by this Amendment; and

4. Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

HOMESTEAD FUNDS, INC.		BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ Peter R. Morris	By:	/s/ Tracy W. Shelby
Name:	Peter R. Morris	Name:	Tracy W. Shelby
Title:	Chief Executive Officer	Title:	Senior Vice President

SCHEDULE 3.1

FEES AND EXPENSES

Effective Date: May 1, 2011 through September 17, 2014

General: Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.

Annual Account Service Fees:[1]
Non Networked Account Fee	$12.00/account
Networked Account Fee	$4.00/account
Base Fee (Per Fund)	$19,500.00/account

Regulatory and Compliance Fee:
Compliance Plus Fee[2]	$0.50/account

Other Account Fees:
Closed Account Fee[1]	$2.00/account
AML Fee	$0.15/account

Activity Based Fees:[1]
New Account Set Up	$4.50/each
Manual Financial Transactions	$3.50/each
Manual Non-Financial Transactions	$2.50/each
Telephone Calls (received/placed)	$3.50/each
Ad-Hoc Reporting (in excess of 10 reports/month)	$50.00/report

Fund Implementation Fee:	$1,650.00/CUSIP

Fiduciary Administration Fees:
Account Maintenance Fee (paid by the shareholder)	$15.00/SSN/Plan

Omnibus Transparency Fees:
Annual Technology Fee
Accountlets[3]
0-500,000	$0.45/accountlet
500,001-2,000,000	$0.45/accountlet	(waived)
2,000,001 and greater	$0.10/accountlet

Annual Automated Work Distributor (“AWD”) Fees[4]
License and Remote Processing	$5,000.00/workstation

Reimbursable Expenses	Billed as incurred
In accordance with Section 3.2 of the Agreement.

[1]	The parties have agreed that the Annual Account Service Fees, Closed Account Fees, and Activity Based Fees will not be subject to change during the Initial Term of the Agreement.
[2]	Capped at $32,000 per year.
[3]	An accountlet is the underlying sub-position on a Financial Intermediary’s system for an omnibus account.
[4]	Excludes hardware, third-party software or connectivity costs.

AMENDMENT

To Transfer Agency and Service Agreement

between

Homestead Funds

and

Boston Financial Data Services, Inc.

This Amendment is made as of this 22nd day of April, 2013, between Boston Financial Data Services, Inc. (the “Transfer Agent”) and Each of the Entities, Individually and not Jointly as listed on Schedule A to the Transfer Agency and Service Agreement dated September 18, 2008 (the “Agreement”). In accordance with Section 3.1 (Fees Schedule), and Section 16.1 the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.

The Fund requests that the Transfer Agent perform the services in accordance with Section 1.2(h) Short Term Trader of the Agreement from the date of this amendment until April 30, 2013. The parameters set by the Fund include a purchase followed by a redemption within 30 days and a zero dollar threshold transaction amount.

2.	Section 1.2(i). To amend the first sentence of Section 1.2(i) to read as follows:

“In support of the Fund’s obligations under Rule 22c-2(a)(2), (3), the Transfer Agent shall allow access to DST Systems, Inc.’s omnibus transparency system; such services and terms are detailed in the attached schedule (“Schedule 1.2(i)” entitled “Omnibus Transparency Services”) that may be changed from time to time subject to mutual written agreement between the parties.”;

3.	Schedule 1.2(i). Schedule 1.2(i) attached is to is made a part of the Agreement.

4.

Section 1.2(k). The Fund requests that the Transfer Agent perform market timing review for fully disclosed accounts. Therefore the following Section 1.2(k) is added to the Agreement and will become effective on May 1, 2013:

“Section 1.2(k). Excessive Trader. The Transfer Agent will monitor the Fund’s fully disclosed accounts using the Excessive Trader application. The Transfer Agent shall notify the Fund when an account has reached three (3) changes in direction within a thirty (30) day trading window at dollar thresholds greater than or equal to ten thousand dollars ($10,000.00), provide an Excessive Trader Exception Report and the trading history of the potential offending account, and send correspondence to Shareholders or broker-dealers. Upon the Fund’s request, the Transfer Agent shall place purchase restrictions on accounts, provide a monthly summary of all actively restricted accounts, and remove purchase restrictions when the time limits expire. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section, the Fund agrees to pay the Transfer Agent the fee set forth on Schedule 3.1 attached hereto and the reasonable reimbursable expenses that may be associated with these additional duties.”

5.	Fee Schedule. The section entitled Omnibus Transparency Fees is removed and replaced as follows:

“Monitoring Fees

Monthly Administrative Fee	$3,000 per month *
Data Storage Fee	$0.0375 per accountlet per month

*Includes fees for Omnibus Transparency, Short-Term Trader and Excessive Trader. Fee will remain at $3,000 per month after April 30, 2013.”

6.	All defined terms and definitions in the Agreement shall be the same in this amendment (the “April 22, 2013 Amendment”) except as specifically revised by this amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A. (HOMESTEAD FUNDS)	BOSTON FINANCIAL DATA SERVICES, INC.

By: /s/ Cynthia Dove	By: /s/ Tracy W. Shelby

Name: Cynthia Dove	Name: Tracy W. Shelby

Title: Vice President and Chief Operations Officer	Title: Managing Director
As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

SCHEDULE 1.2(i)

OMNIBUS TRANSPARENCY SERVICES

Dated: April 22, 2013

A.	The Funds shall provide the following information to the Transfer Agent:

1.

The name and contact information for the Financial Intermediary, with which the Funds have a “shareholder information agreement” (under which the Financial Intermediary agrees to provide, at the Fund’s request, identity and transaction information about shareholders who hold their shares through an account with the Financial Intermediary (an “accountlet”)), that is to receive an information request;

2.	The Funds to be included, along with each Fund’s frequency trading policy, under surveillance for the Financial Intermediary;

3.	The frequency of supplemental data requests from the Transfer Agent;

4.	The duration of supplemental data requests (e.g. 60 days, 90 days); and

5.	The expected turnaround time for a response from the Financial Intermediary to an information request (including requests for supplemental data)

B.	Upon receipt of the foregoing information, the Funds hereby authorize and instruct the Transfer Agent to perform the following Services:

1.	Financial Intermediary Surveillance Schedules.

(a)         Create a system profile and infrastructure based upon parameters set by the Fund to establish and maintain Financial Intermediary surveillance schedules and communication protocol/links.

(b)         Initiate information requests to the Financial Intermediaries.

2.	Data Management Monitoring

(a)         Monitor status of information requests until all supplemental data is received.

(b)         If a Financial Intermediary does not respond to a second request from the Transfer Agent, the Transfer Agent shall notify the Fund for the Fund to follow-up with the Financial Intermediary.

3.	Customized Reporting for Market Timing Analysis

(a)         Run information received from the Financial Intermediaries through TA2000 System functionalities.

4.	Daily Exception Analysis of Market Timing Policies for Supplemental Data Provided

(a)         Review daily excessive trader exceptions, and daily supplemental data reconciliation exceptions.

(b)         Analyze Financial Intermediary supplemental data (items), which are identified as “Potential Violations” based on parameters established by the Funds.

(c)         Confirm exception trades and if necessary, request additional information regarding Potential Violations.

5.	Communication and Resolution of Market Timing Exceptions

(a)         Communicate results of analysis to the Funds or upon request of the Funds directly to the Financial Intermediary.

(b)         Unless otherwise requested by the Funds and as applicable, instruct the Financial Intermediary to (i) restrict trading on the accountlet, (ii) cancel a trade, or (iii) prohibit future purchases or exchanges.

(c)         Update AWD Work Object with comments detailing resolution.

(d)         Keep a detailed record of all data exceptions and inquires with regards to potential violations.

6.	Management Reporting

(a)         Provide periodic reports, in accordance with agreed upon frequency and content parameters, to the Funds. As reasonably requested by the Funds, the Transfer Agent shall furnish ad hoc reports to the Funds.

7.	Support Due Diligence Programs

(a)         Update system watch list with pertinent information on trade violators.

(b)         Maintain a detailed audit trail of all accounts that are blocked and reason for doing so.

Note:	The Transfer Agent may purge aged accountlets/inactive data once every 12 calendar months.

AMENDMENT

to Transfer Agency and Service Agreement

between

Homestead Funds

and

DST Asset Manager Solutions, Inc.

This Amendment is made as of this 9th day of April, 2019, effective as of April 15, 2019, between DST Asset Manager Solutions, Inc. (formerly known as Boston Financial Data Services, Inc.) and Each of the Entities, Individually and not Jointly as listed on Schedule A to the Transfer Agency and Service Agreement, as amended, dated September 18, 2008 (the “Agreement”).  In accordance with Section 16.1 (Amendment) and Section 17.2 (Additional Funds) the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Schedule A. The current Schedule A to the Agreement is replaced and superseded with the Schedule A attached hereto and dated April 15, 2019;

2.	All defined terms and definitions in the Agreement shall be the same in this amendment (the “April 9, 2019 Amendment”) except as specifically revised by this Amendment.

3.	Except as specifically set forth in this April 9, 2019 Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

EACH OF THE ENTITIES INDIVIDUALLY AND NOT JOINTLY AS LISTED ON SCHEDULE A	DST ASSET MANAGER SOLUTIONS, INC.

By: /s/ Jennifer (Laurie) Webster	By: /s/ Rahul Kanwar

Name: Jennifer (Laurie) Webster	Name: Rahul Kanwar

Title: Chief Operations Officer	Title: Authorized Individual
As an Authorized Individual on behalf of each Entities listed on Schedule A

SCHEDULE A

Effective Date: April 15, 2019

Homestead Funds, Inc.:1

Daily Income Fund

Growth Fund

International Equity Fund

Short-Term Bond Fund

Short-Term Government Securities Fund

Small-Company Stock Fund

Stock Index Fund

Value Fund

Homestead Funds Trust:2

Intermediate Bond Fund

1	All funds listed above are series of Homestead Funds, Inc., an open-end investment company, organized as a Maryland corporation and registered with the Securities and Exchange Commission.

2	All funds listed above are series of Homestead Funds Trust., an open-end investment company, organized as a Massachusetts business trust and registered with the Securities and Exchange Commission.